  Exhibit 99.1

Cover-All Technologies Inc. Announces Strong First Quarter Results and 13th Consecutive Profitable Quarter

Comparing Q1, 2010 to Q1, 2009:

Revenue Increases 22.9% to $3.8 Million

Operating Income Increases 87.5% to $792,000

Net Income increased by 65.7%

Net Income (excluding acquisition expense) increased by 131%

FAIRFIELD, NEW JERSEY (May 10, 2010) – Cover-All Technologies Inc. (OTC Bulletin Board: COVR.OB), a Delaware corporation (“Cover-All” or the “Company”), today announced financial results for the quarter ended March 31, 2010. The results include the expenses for the acquisition of Moore Stephens Business Solutions (MSBS), which was completed on April 12, 2010.

Operational Highlights:

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First quarter 2010 revenue was $3.8 million compared to $3.1 million for the first quarter of 2009, an increase of 22.9%.

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Continuing revenue (maintenance and ASP revenue from contracts) for the first quarter of 2010 was $2.0 million, up 7.3% sequentially compared to $1.8 million for the fourth quarter of 2009 and up 12.6% compared to the $1.7 million in the first quarter of 2009.

•

Total expenses (cost of revenue and operating expenses) for the first quarter of 2010 grew slower than revenue to $3.0 million, inclusive of $285,000 in acquisition expense, up 12.3% compared to $2.6 million in the first quarter of 2009.

•

Operating Income for the first quarter 2010 was $792,000, inclusive of the $285,000 in acquisition expense, up 87.5% compared to $422,000 in the first quarter last year, as operating income grew nearly four times as fast as total revenue, demonstrating the leverage in the Company’s business model.

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The Company’s balance sheet remains strong with stockholders’ equity at a record $12.4 million as of March 31, 2010. The Company completed the first quarter of 2010 with $6.7 million in cash, $7.7 million in working capital and no debt.

•

On April 12, 2010, Cover-All acquired Moore Stephens Business Solutions, LLC (MSBS) for $2.45 million in a combination of cash, eighteen month notes and equity with no assumed indebtedness. As previously disclosed, on a trailing 12 months basis, MSBS generated over $6 million in revenue and the acquisition is expected to be accretive to Cover-All’s 2010 earnings.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “The first quarter represented a strong start to 2010, and in our core business our operating income increased significantly faster than our revenues reflecting the leverage of our business model and control over expenses.

“In early April, we expanded into the Business Intelligence marketplace with the acquisition of MSBS, a well regarded company in the property and casualty business intelligence space, adding approximately $6 million in annualized revenue,” Mr. Roblin continued. “This acquisition is not only expected to add revenue and profits, but, in addition, the new combined Cover-All now has more sales and marketing resources, 20 new customers and new capabilities to offer our existing customer base.  We can also further leverage our existing infrastructure, business/technology expertise and our innovative offshore development model.  Lastly, we anticipate exciting new offerings as we combine our My Insurance Center platform with our business intelligence capabilities and build upon this combination to deliver powerful new capabilities to our customers. We also continue to expand our My Insurance Center offering with exciting new capabilities that will further accelerate our growth.”

First Quarter Financial Results

Total revenues for the three months ended March 31, 2010 were $3.8 million, compared to $3.1 million for the first quarter of 2009, an increase of 22.9%. License revenue was $1.1 million, compared to $223,000 for the first quarter of 2009. In aggregate, maintenance and ASP revenue, which together represent continuing revenue, was $2.0 million for the first quarter of 2010, up 12.6% from $1.7 million in the first quarter of 2009. Professional services revenue for the first quarter of 2010 was $749,000, down 31.7% compared to $1.1 million for the first quarter of 2009.

Total expenses (cost of revenue and operating expenses) for the three months ended March 31, 2010 increased 12.3% to $3.0 million, inclusive of $285,000 in acquisition expense, from $2.6 million in the first quarter of 2009. Net income for the three months ended March 31, 2010 was $720,000, or $0.03 per basic and fully diluted share, compared to $435,000, or $0.02 per basic and fully diluted share, in the first quarter of 2009. Net income included charges of $91,249 and $7,505 for income taxes for the first quarter of 2010 and 2009, respectively. In aggregate, the acquisition expense and income taxes represented an impact of more than $376,000, or $0.01 per share, for the first quarter of 2010.

“We continue to benefit from our investment during 2009 in our sales and marketing infrastructure, and our growing base of satisfied customers is delivering consistent, recurring revenue,” concluded Mr. Roblin, “Our variable business model has enabled us to accelerate profitability as we layer on additional revenue, and this has given us the resources to make the important acquisition which will contribute to an even stronger 2010. We are hard at work to integrate the MSBS acquisition, and that effort is progressing as planned. We will continue to sell our expanded services to our installed base, reach new potential customers with our increasingly comprehensive business solutions and focus on growing our recurring revenue base. By the end of this year, we expect to launch several major enhancements to our My Insurance Center™ platform, and these new solutions will help us to accelerate our growth.”

Balance Sheet

Stockholders’ equity was $12.4 million as of March 31, 2010 compared to $11.5 million as of December 31, 2009. Total assets increased to $16.0 million as of March 31, 2010 compared to $15.0 million as of December 31, 2009. As of March 31, 2010, the Company had $6.7 million in cash, $7.7 million in working capital and no debt. On April 12, 2010, Cover-All paid approximately $2.45 million in a combination of cash, eighteen month notes and equity for MSBS.

Conference Call Information

Management will conduct a live teleconference to discuss its 2010 first quarter financial results at 4:30 p.m. ET on Monday, May 10, 2010. Anyone interested in participating should call 1-877-941-2321 if calling from the United States, or 480-629-9714 if dialing internationally. A replay will be available until May 17, 2010, which can be accessed by dialing 1-800-406-7325 within the United States and 1-303-590-3030 if dialing internationally. Please use passcode 4296042 to access the replay. In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com or by visiting http://viavid.net/dce.aspx?sid=000074F7.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry – first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With extensive insurance knowledge, experience and commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted. Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) and Insurance Policy Database™ (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results.  Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 19, 2010, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey

Chief Financial Officer

973/461-5190

amassey@cover-all.com

Investor Contact:

Hayden IR

Brett Maas, Principal

(646) 536-7331

brett@haydenir.com

COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(Unaudited)	(Audited)
Assets:
Current Assets:
Cash and Cash Equivalents	$ 6,699,612	$ 4,324,446
Accounts Receivable (Less Allowance for Doubtful Accounts of $25,000 in 2010 and 2009)	2,876,322	5,086,482
Prepaid Expenses	845,049	415,491
Deferred Tax Asset	806,750	806,750
Total Current Assets	11,227,733	10,633,169
Property and Equipment – At Cost:
Furniture, Fixtures and Equipment	688,472	624,266
Less: Accumulated Depreciation	393,299	371,329
Property and Equipment – Net	295,173	252,937
Capitalized Software (Less Accumulated Amortization of $12,155,640 and $11,966,365, respectively)	2,718,366	2,341,960
Deferred Tax Asset	1,660,750	1,660,750
Other Assets	110,388	110,151
Total Assets	$ 16,012,410	$ 14,998,967

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$ 392,729	$ 208,814
Accrued Expenses Payable	819,456	1,275,058
Taxes Payable	82,426	139,035
Deferred Charges	35,021	27,510
Unearned Revenue	2,227,196	1,750,303
Total Current Liabilities	3,556,828	3,400,720
Long-Term Liabilities:
Deferred Charges	83,197	96,333
Total Long-Term Liabilities	83,197	96,333
Total Liabilities	3,640,025	3,497,053
Commitments and Contingencies	—	—
Stockholders’ Equity: Common Stock, $.01 Par Value, Authorized 75,000,000 Shares; 24,935,656 and 24,885,656 Shares Issued and 24,733,786 and 24,683,786 Shares Outstanding, Respectively	249,356	248,856
Paid-In Capital	29,852,811	29,703,254
Accumulated Deficit	(17,564,888)	(18,285,302)
Treasury Stock – At Cost – 201,870 Shares	(164,894)	(164,894)
Total Stockholders’ Equity	12,372,385	11,501,914
Total Liabilities and Stockholders’ Equity	$ 16,012,410	$ 14,998,967

COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended March 31,
	2010	2009
Revenues:
Licenses	$ 1,051,124	$ 222,978
Maintenance	1,318,158	1,245,004
Professional Services	748,571	1,095,948
Applications Service Provider (“ASP”) Services	635,618	490,724
Total Revenues	3,753,471	3,054,654
Cost of Revenues:
Licenses	326,521	259,330
Maintenance	633,240	572,400
Professional Services	346,368	526,351
ASP Services	415,125	392,851
Total Cost of Revenues	1,721,254	1,750,932
Direct Margin	2,032,217	1,303,722
Operating Expenses:
Sales and Marketing	359,786	214,102
General and Administrative	442,856	454,901
Acquisition Expenses	285,240	—
Research and Development	152,565	212,404
Total Operating Expenses	1,240,447	881,407
Operating Income	791,770	422,315
Other Income:
Interest Income	80	3,972
Other Income	19,813	16,119
Total Other Income	19,893	20,091
Income Before Income Taxes	811,663	442,406
Income Taxes	91,249	7,505
Net Income	$ 720,414	$ 434,901
Basic Earnings Per Common Share	$ 0.03	$ 0.02
Diluted Earnings Per Common Share	$ 0.03	$ 0.02
Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	24,734,000	24,565,000
Weighted Average Number of Common Shares Outstanding for Diluted Earnings Per Common Share	25,365,000	24,844,000